                                                                   EXHIBIT 99.2

                              THE DUCK CORPORATION

                              AMENDED AND RESTATED
                             1997 STOCK OPTION PLAN


ARTICLE I -- GENERAL

         1.1 PURPOSE. This plan (the "Plan") authorizes the grant of options ("Options") to purchase shares of the Company's Common Stock, par value $.001 per share ("Common Stock"), to officers and other selected employees of The Duck Corporation (the "Company") and its related companies (as defined in Section 3.8) to induce them to continue as employees of the Company or such related companies and to reward them for improvement in the Company's long-term performance.

         1.2      ADMINISTRATION.

                  (a) The Board of Directors of the Company (the "Board") shall appoint from among its members a committee (the "Committee") consisting of no fewer than two directors, each of whom shall be a "Non-Interested Director," as defined in Rule 16b-3(b)(2)(3) of the Rules and Regulations promulgated under the Securities Exchange Act of 1934, as amended (the "Act").

                  (b) The Committee shall have the power, subject to and within the limits of the Plan:

                           (1)      to  determine  from time to time  which
of the eligible persons shall be granted Options under the Plan, which Options shall be "Incentive Options" and "Non-Qualified Options," as each is hereinafter defined, the term of each granted Option, the time or times during the term of each Option within which all or portions of such Option may be exercised, and the number of shares covered by each Option;

                           (2)      to construe and interpret  the Plan and
awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Committee, in the exercise of this power, shall generally determine all questions of policy and expediency that may arise and may correct any defect, omission or inconsistency in the Plan or in any agreement evidencing an award hereunder in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective;

                           (3)      to prescribe the terms and provisions of
each award granted;

                           (4)      to authorize payments in accordance with
Section 2.5; and

                           (5)      generally,  to exercise such powers and
to perform such acts in connection with the Plan as are deemed necessary or expedient to promote the best interests of the Company.

                  (c) The Board at any time may revest administration of the Plan, including all powers and duties of the Committee, in the Board, provided that each member of the Board shall be a "disinterested person" as defined in Section 1.2. In such event, all references herein to the Committee shall be deemed to refer to the Board.

                  (d) All actions of the Committee shall be final, conclusive and binding. No member of the Committee shall be liable for any action taken or decision made in good faith relating to the Plan or any award hereunder.

         1.3 ELIGIBILITY. The Committee may grant Options under the Plan to any full-time employee of the Company or of any related company (determined at the date of grant) who is a corporate officer, division or subsidiary president, administrative or professional employee or other selected employee capable of making a substantial contribution to the success of the Company. Awards may be granted to officers and employees who are also members of the Board. In granting awards and determining their form and amount, the Committee shall consider functions, responsibilities and potential contributions of the individual and such other factors as the Committee deems relevant.

         1.4 EFFECTIVE DATE AND EXPIRATION DATE OF PLAN. The Plan shall be effective April 30, 1997. The Plan shall be deemed approved upon the affirmative vote of the holders of a majority of the shares of the Company's capital stock present, or represented, and entitled to vote at such meeting or upon the receipt of the written consent of the holders of a majority of the shares of the Company's capital stock entitled to vote thereon, in either case in accordance with the Delaware General Corporation Law. No Options shall be granted under the Plan after March 31, 2007.

         1.5      AGGREGATE LIMITATION ON AWARDS.

                  (a) Shares of Common Stock which may be issued pursuant to awards granted under the Plan may be either authorized and unissued voting shares of Common Stock or authorized and issued shares of Common Stock purchased or acquired by the Company for this or any other purpose. Subject to Section 3.9 (relating to adjustments upon changes in stock), the maximum number of shares of Common Stock which may be subject to Options under the Plan shall be 905,000.

                  (b) If any Option granted under the Plan expires unexercised or is terminated, cancelled or surrendered (other than in connection with the surrender of an Option pursuant to Section 2.5) for any reason without having been exercised in full, the number of shares of Common Stock theretofore subject to such Option, or the unexercised, terminated, surrendered, cancelled or unearnable portion thereof, shall be added to the remaining number of shares of Common Stock available for grant under the Plan.

ARTICLE II -- OPTIONS

         2.1 GRANT OF OPTIONS. The Committee may from time to time, subject to the provisions of the Plan and such other terms and conditions at it may prescribe, grant to eligible employees one or more Options to purchase shares of Common Stock under the Plan. Options granted hereunder may be incentive stock options ("Incentive Options") under Section 422A of the Internal Revenue Code of 1986, as amended. Section 422A and the Internal Revenue Code of 1986, as each may be in effect from time to time, are hereinafter referred to, respectively, as "Section 422A" and the "Code." Options granted hereunder which are not Incentive Options are referred to as "Non-Qualified Options."

         2.2 OPTION AGREEMENTS. The grant of an Option shall be evidenced by a written option agreement (the "Option Agreement"), substantially in the form of Exhibit I annexed hereto, together with such modifications thereto as the Committee shall approve, executed by the Company and the optionee, stating the number of shares of Common Stock subject to the Option, designating whether and to what extent the Option is an Incentive Option and containing such investment representations and other terms and conditions as the Committee may from time to time determine, or as may be required by Section 422A or any other applicable law.

         2.3 OPTION PRICE. The purchase price (the "Purchase Price") for the Common Stock covered by any Incentive Option granted under the Plan shall in no case be less than 100% of the fair market value of such Common Stock at the time the Option is granted (as determined in accordance with Section 3.7 of this Plan). The Purchase Price of the shares as to which an Option shall be exercised shall be paid in full at the time of exercise, as provided in
Section 2.5, (i) in cash, (ii) by tendering to the Company shares of Common Stock then owned by optionee having a fair market value (as determined in accordance with Section 3.7 of this Plan) equal to the Purchase Price, (iii) through the use of Surrender Value (as defined in Section 2.5), or (iv) a combination of the foregoing (i), (ii) and (iii).

         2.4 TERM OF OPTION. The term of each Option granted under the Plan shall be for such period as the Committee shall determine, but not more than 10 years from the date of grant thereof in the case of an Incentive Option. Each Option shall be subject to earlier termination as provided in
Section 2.6 or under Section 2.7, if applicable.

         2.5      EXERCISE OF OPTION.

                  (a) Each Option granted under the Plan shall be exercisable on such date or dates during the term thereof and for such number of shares of Common Stock as may be provided in the Option Agreement evidencing its grant; PROVIDED, that an Option shall not be exercisable for less than one share (or the remaining number of shares subject to the Option if that number is less than one).

                  (b) To exercise an Option as to all or part of the shares covered thereby, an optionee shall furnish to the Secretary of the Company, at the Company's principal office, written notice of such exercise, together with the Purchase Price for the shares as to which the Option is being exercised, and shall execute such instrument as the Committee shall direct that makes the optionee a party to such agreement as shall then be in effect among the holders of the Company's capital stock of any class restricting the transferability of shares of Common Stock (the "Stockholders Agreement") (if the optionee is not already a party to the Stockholders Agreement as to the shares to be so acquired). The notice shall specify the number of shares of the Common Stock then being purchased.

                  (c) If the Value of the Common Stock subject to an Option (as determined in accordance with this Section of the Plan) exceeds the Purchase Price, at the election of the optionee, all or part of an Option, to the extent it is currently exercisable, may be surrendered in exchange for an amount equal to the excess of the aggregate Section 2.5(c) Value of the shares of Common Stock covered by the surrender over the aggregate Purchase Price for such shares of Common Stock (the difference being referred to in this Plan as "Surrender Value"). For purposes of this Section of the Plan, "Section 2.5(c) Value" shall mean the per share price at which the Company last offered shares of Common Stock for sale (whether as such Common Stock or after giving effect to the conversion, exchange or exercise of another security of the Company) in an arms' length transaction (the "Most Recent Offering Price") or, if more recent, the Option Price of options granted under this Plan.

                  (d) Payment of the Purchase Price shall be made in cash or in Surrender Value as determined pursuant to Section 2.5(c), in shares of Common Stock or by any combination of the foregoing. To the extent that payment is made in shares of Common Stock, the number of shares to be taken in payment of the Purchase Price shall be determined by dividing the Purchase Price of the shares as to which an Option is being exercised by the fair market value (as determined in accordance with Section 3.7 of this Plan) of one share of Common Stock on the date of payment.

                  (e) The shares surrendered when payment is made by Surrender Value or in shares of Common Stock shall not be available for the grant of future Options under this Plan.

                  (f) In the discretion of the Committee, the Option Agreement may provide that shares may be issued in the name of the optionee and another person jointly with rights of survivorship.

                  (g) During the life of the optionee, only optionee or an optionee's guardian or legal representative may exercise an Option.

         2.6 TERMINATION OF EMPLOYMENT. If the Company or a related company shall terminate an optionee's employment with the Company or a related company for any reason, or if an optionee shall terminate his employment with the Company or a related company voluntarily, the optionee shall have the right to exercise each Option granted to the optionee at any time during the Permitted Exercise Period (as defined below in this Section) but, unless otherwise determined by the Committee, only to the extent the Option is exercisable at the time of such termination of employment. As used in this Plan, the Permitted Exercise Period means the period of time commencing with the grant of the Option and ending on the earlier of (i) the date which is 90 days after shares of Common Stock first become listed on a national securities exchange or first become eligible for trading on a national trading system (such as NASDAQ) and (ii) the expiration of the term of the Option, such that in no event shall an Option be exercisable after the expiration of its term, as determined under Section 2.4.

         2.7      INCENTIVE OPTIONS.

                  (a) Incentive Options shall be subject to the additional terms and conditions of this Section 2.7.

                  (b) No Incentive Option shall be issued hereunder to any individual who, at the time the Incentive Option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any related company.

                  (c) To the extent that the aggregate fair market value (determined in accordance with Section 3.7 of this Plan as of the time the Incentive Option is granted) of the Common Stock with respect to which any Incentive Options granted are exercisable for the first time by an optionee during any calendar year (under all employee benefit plans of the Company and its related companies) exceeds $100,000 (or such larger maximum as may be permitted under the Code for incentive stock options granted to an individual employee at the time the Incentive Option is granted), such options shall be treated as Non-Qualified Options.

                  (d) Any optionee who disposes of shares of Common Stock acquired by or pursuant to the exercise of an Incentive Option by sale or exchange either (1) within two years after the date of the grant of the Incentive Option under which the shares were acquired, or (2) within one year of the acquisition of such shares, shall notify the Secretary of the Company, at the Company's principal office, of such disposition, the amount realized, the exercise price and the date of exercise of such shares. To the extent required by law or applicable regulation, the Company shall have the right to withhold from other sums which it may owe the optionee, or to accept remittance by the optionee of sums in lieu thereof, an amount sufficient to satisfy any Federal, state and local withholding tax requirements relating to such a disposition.

                  (e) Each Option Agreement with respect to Incentive Options shall contain such other provisions as may be required by Section 422A or any other applicable law.

         2.8 SIX-MONTH HOLDING PERIOD. In the case of all Options granted under the Plan, at least six months must elapse from the date of grant of the Option to the date of disposition of the Common Stock to which such Option relates. Each optionee, or his legal representative if such optionee shall die during such six-month period, agrees to hold any shares of Common Stock issued upon exercise of any Option subject to the foregoing restriction on the disposition thereof.

         2.9 STOCKHOLDERS AGREEMENT. If the Stockholders Agreement at the time in effect does not provide for the right company to exercise a of repurchase as to any shares of Common Stock from an employee of the Company following the termination of such employee's employment, the following provisions shall apply:

                  (a) If, at any time while the Company still continues as a private corporation, (i) the optionee voluntarily leaves the Company, or
(ii) the Company terminates the optionee's employment for any reason (including the death or disability of the optionee), the Company shall have the option to repurchase from the optionee or his assigns at the Repurchase Price (determined according to Section 2.9(b)) all or any portion of the shares of Common Stock acquired by the employee upon the exercise of Options granted under this Plan. The Company must exercise such option to repurchase by written notice to the employee at his address on the Company's books and records within 90 days after the later of (i) the optionee's departure and
(ii) the exercise of the Option by an optionee during the Permitted Exercise Period. The Company shall be entitled to a period of one year in which to complete payment of the Repurchase Price for the shares of Common Stock so repurchased.

                  (b) The purchase price per share to be paid upon the exercise of the repurchase option provided in Section 2.9(a) (the "Repurchase Price") shall be the fair market value per share of Common Stock, as determined in accordance with this Section of the Plan. If at the time of such determination, Common Stock is listed for trading on a national securities exchange or otherwise publicly traded, then the Repurchase Value shall be Fair Market Value (as determined in accordance with Section 3.7 for shares that are publicly traded) as of the end of the most recently completed calendar quarter prior to the date on which the Company has exercised its option under Section 2.9(a) to repurchase the optionee's Common Stock. If at the time of such determination, Common Stock is neither so listed nor so traded, the Committee shall determine the Repurchase Value by valuing the Company's then outstanding Common Stock with its good faith judgment as to the fair market value per share of Common Stock of the end of the most recently completed calendar quarter prior to the date has exercised its option under Section 2.9(a) to repurchase the optionee's Common Stock. If the Repurchase Price as so determined by the Committee is 15% or more less than the Most Recent Offering Price, the Committee shall provide a brief explanation of the factors considered by it in determining the Repurchase Price and at any time within 14 days of notification of the Repurchase Price, the optionee may elect to appoint a Qualified Appraiser (as defined below in this Section), who shall be reasonably acceptable to the Company and the Committee, to render its judgment as to the Repurchase Price within 30 days after the report of the Committee. If the Repurchase Price as determined by the Appraiser is at least 15% greater than the Repurchase Price as determined by the Committee, then the Repurchase Price will be that determined by the Qualified Appraiser and the fees of the Qualified Appraiser will be paid by the Company; PROVIDED, that the Company shall further have the right to appoint a second Qualified Appraiser to determine the Repurchase Price within 30 days after the Company's receipt of the determination by the optionee's Qualified Appraiser, in which case the Repurchase Price shall be the mathematical average of the two determinations. As used in this Plan, "Qualified Appraiser" shall mean an appraiser having a national reputation that is qualified to appraise software development and licensing businesses in the United States and is reputable in his, her or its field, and who is not affiliated with the Company or any stockholder or their respective Affiliates.

ARTICLE III -- MISCELLANEOUS

         3.1 GENERAL RESTRICTION. Each award under the Plan shall be subject to the requirement that, if at any time the Committee shall determine that any listing or registration of the shares of Common Stock or any consent or approval of any governmental body, or any other agreement or consent, is necessary or desirable as a condition to the granting of an award or issuance of Common Stock or cash in satisfaction thereof, such award may not be consummated unless each such requirement is satisfied in a manner acceptable to the Committee.

         3.2 NON-ASSIGNABILITY. No award under the Plan shall be assignable or transferable by the recipient thereof, except by will or by the laws of descent and distribution or other than pursuant to a qualified domestic relations order (as defined by the Code) or Title I of the Employee Retirement Income Security Act, or the rules thereunder.

         3.3 WITHHOLDING TAXES. Whenever the Company proposes to or is required to issue or transfer shares of Common Stock under the Plan, the Company shall have the right to withhold or to require the participant to remit to the Company an amount sufficient to satisfy any Federal, state or local withholding tax requirements, but only if and to the extent required by the Code or regulations promulgated thereunder. Whenever payments by the Company under the Plan are to be made, such payments shall be net of an amount sufficient to satisfy any Federal, state or local withholding tax requirements.

         3.4 NO RIGHT TO EMPLOYMENT. Nothing in the Plan or in any agreement entered into pursuant to it shall confer upon any participant the right to continue in the employment of the Company or a related company or affect any right which the Company or a related company may have to terminate the employment of such participant.

         3.5 NON-UNIFORM DETERMINATION. The determinations of the Committee relating to the Plan (including, without limitation, its determinations of the persons to receive awards, the form, amount, timing and payment of such awards, the terms and provisions of such awards, and the surrender of Options in lieu of their exercise) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan, whether or not such persons are similarly situated.

         3.6 NO RIGHTS AS SHAREHOLDERS. Recipients of Options under the Plan shall have no rights as shareholders of the Company unless and until certificates for shares of Common Stock are issued to them.

         3.7 FAIR MARKET VALUE. Except as may be required by Section 422A or any other applicable law, as used in the Plan, "fair market value" on any date shall be the simple average of the high and low prices of the Common Stock on such date on the principal national securities exchange on which the Common Stock is traded, or on NASDAQ if traded thereon and not on any national securities exchange, or if not so traded, as determined by the Committee.

         3.8 RELATED COMPANY. As used in the Plan, "related company" means any corporation in which the Company at the time in question owns, directly or indirectly, stock possessing 50 percent or more of the total combined voting power of all classes of stock and any corporation which at the time in question owns, directly or indirectly, a similar interest in the Company.

         3.9 ADJUSTMENTS FOR CERTAIN CHANGES. The aggregate number of shares of Common Stock available for awards under the Plan, and the number of shares of Common Stock covered by each outstanding Option and the price per share thereof, shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, stock dividend or any other increase or decrease in such shares effective without receipt of consideration by the Company.

         3.10     CHANGE IN CONTROL.

                  (a) In the event of a change in control (as defined in Section 3.10(b)), each unexpired Option shall be exercisable, beginning immediately, as to all remaining shares subject to the Option.

                  (b) For purposes of this Plan, a "change in control" shall occur if (i) any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Act) other than the Company, any "person" who on April 30, 1997 was a director or officer of the Company, any trustee or other fiduciary holding Common Stock under an employee benefit plan of the Company or a related company, or any corporation which is owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act) of more than fifty percent (50%) of the then outstanding voting stock of the Company, or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board (and any new director whose election by the Board or whose nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof, or (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (iv) the stockholders of the

Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company or all or substantially all of the Company's assets.

         3.11 AMENDMENT OR TERMINATION OF THE PLAN. The Board, without further approval of the stockholders, may at any time terminate the Plan or any part thereof and may from time to time amend the Plan as it may deem advisable, including, with respect to Incentive Options, by making any changes deemed necessary or desirable to comply with Section 422A and any regulations thereunder, provided, however, that without shareholder approval, the Board may not (a) increase the aggregate number of shares of Common Stock which may be issued under the Plan (other than increases permitted under Section 3.9), (b) extend the term of the Plan, (c) extend the period during which an Incentive Option may be exercised beyond 10 years, (d) otherwise materially increase the benefits accruing to optionees or (e) materially modify the requirements as to eligibility for participation in the Plan. Termination or amendment of the Plan shall not, without the consent of the individual, affect any right of such individual (including without limitation any right under Section 3.10) under an award previously granted.